Exhibit 99.1

November 7, 2018

Prudential Financial, Inc. Announces

Third Quarter 2018 Results

●	Net income attributable to Prudential Financial of $1.672 billion or $3.90 per Common share versus $2.238 billion or $5.09 per share for year-ago quarter.

●	After-tax adjusted operating income of $1.346 billion or $3.15 per Common share versus $1.323 billion or $3.01 per share for year-ago quarter.

●	Notable items resulted in a net charge to net income and after-tax adjusted operating income of $5 million or $0.01 per Common share, as discussed later in this release.

   John Strangfeld, Chairman and CEO, commented on results:

 “We generated an annualized adjusted operating return on equity that remained above our 12-13% target and produced positive growth metrics across our businesses. Our strong cash flows and capital position enabled us to return $755 million to shareholders in the third quarter through dividends and share repurchases.

During the quarter, we launched several additional cross-business initiatives using technology to unlock financial opportunity for more people. One example is the recent launch of LINK by Prudential, our online tool that allows individuals across a broader financial spectrum to set goals, receive personalized advice and take action. As we transition to the next generation of Prudential’s leadership, I remain confident in our ability to generate competitive financial performance and a positive social impact through these and other strategic efforts.”

OTHER FINANCIAL HIGHLIGHTS ($ millions, except per share)	3Q:18	3Q:17
Book value per share of Common Stock	$110.78	$116.70
Adjusted book value per share of Common Stock	$95.20	$85.03
Common Stock share repurchases	$375	$313
Common Stock dividends	$380	$324
Common Stock dividends per share	$0.90	$0.75
Parent company highly liquid assets	$5,161	$4,390

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Prudential Financial, Inc. Third Quarter 2018 Earnings Release	Page 2

NOTABLE ITEMS ($ millions, pre-tax)	3Q:18	3Q:17
Notable Items included in Adjusted Operating Income:
Updated estimates of Individual Annuities profitability driven by market performance versus assumptions	$(36)	$48
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$(35)	$15
Underwriting experience above / (below) average expectations	$65	$50
(Higher) / lower than typical expenses	$0	$(35)
Total Notable Items included in Adjusted Operating Income	$(6)	$78

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported third quarter results. Net income attributable to Prudential Financial, Inc., was $1.672 billion ($3.90 per Common share) for the third quarter of 2018, compared to $2.238 billion ($5.09 per Common share) for the third quarter of 2017. After-tax adjusted operating income was $1.346 billion ($3.15 per Common share) for the third quarter of 2018, compared to $1.323 billion ($3.01 per Common share) for the third quarter of 2017. The adjusted operating income effective tax rate in the third quarter was 19.3 percent compared to 25.8 percent in the year-ago quarter. The lower effective tax rate primarily reflects the reduction in the federal income tax rate and the company’s estimate of its full year 2018 adjusted operating income effective tax rate of approximately 21 percent.

Consolidated adjusted operating income, adjusted book value and adjusted operating return on equity are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include PGIM, U.S. Workplace Solutions, U.S. Individual Solutions, International Insurance, and Corporate & Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

PGIM

PGIM, the Company’s global investment management businesses, reported adjusted operating income of $230 million for the current quarter, compared to $259 million in the year-ago quarter.

PGIM ($ millions)	3Q:18	3Q:17
Adjusted operating income	$230	$259

The decrease of $29 million from the year-ago quarter reflects a $34 million lower contribution from other related revenues, net of associated expenses, which amounted to $31 million for the current quarter, and higher expenses supporting business growth. This decrease was partially offset by higher asset management fees, reflecting an increase in assets under management from net inflows and equity market appreciation.

PGIM assets under management of $1.175 trillion includes a record-high $629 billion of unaffiliated third-party institutional and retail assets under management. Unaffiliated third-party net inflows, excluding money market, totaled $8.7 billion for the current quarter driven by new and existing institutional client mandates and retail fixed income flows.

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Prudential Financial, Inc. Third Quarter 2018 Earnings Release	Page 3

U.S. Workplace Solutions

U.S. Workplace Solutions, consisting of the Retirement and Group Insurance segments, reported adjusted operating income of $298 million for the third quarter of 2018, compared to $309 million in the year-ago quarter.

RETIREMENT SEGMENT ($ millions)	3Q:18	3Q:17
Adjusted operating income	$239	$248
Notable items included above:
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$(15)	$(5)
Underwriting experience above / (below) average expectations	$(15)	$0

The Retirement segment reported adjusted operating income of $239 million for the current quarter, compared to $248 million in the year-ago quarter. Excluding the notable items above, results increased $16 million from the year-ago quarter reflecting a higher contribution from net investment spread results and an increase in underwriting income driven by business growth.

Retirement account values were a record high $447 billion as of September 30, 2018, up 7% from a year earlier, reflecting positive net flows and market appreciation over the past four quarters. Net flows in the current quarter totaled $6 billion with $3 billion from Full Service and $3 billion from Institutional Investment Products, primarily from pension risk transfer transactions.

GROUP INSURANCE SEGMENT ($ millions)	3Q:18	3Q:17
Adjusted operating income	$59	$61
Notable items included above:
Underwriting experience above / (below) average expectations	$5	$10

The Group Insurance segment reported adjusted operating income of $59 million in the current quarter, compared to $61 million in the year-ago quarter. Excluding the notable items above, results increased $3 million from the year-ago quarter reflecting more favorable underwriting results, including business growth, partially offset by higher expenses.

Group Insurance earned premiums, policy charges and fees of $1.3 billion in the current quarter were up 6% from the year-ago quarter.

U.S. Individual Solutions

U.S. Individual Solutions, consisting of the Individual Annuities and Individual Life segments, reported adjusted operating income of $624 million for the third quarter of 2018, compared to $727 million in the year-ago quarter.

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Prudential Financial, Inc. Third Quarter 2018 Earnings Release	Page 4

INDIVIDUAL ANNUITIES SEGMENT ($ millions)	3Q:18	3Q:17
Adjusted operating income	$454	$577
Notable items included above:
Impact from updated estimates of profitability driven by market performance versus assumptions	$(36)	$48
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$0	$5

The Individual Annuities segment reported adjusted operating income of $454 million in the current quarter, compared to $577 million in the year-ago quarter. Excluding the notable items above, results decreased $34 million from the year-ago quarter reflecting a higher cost of hedging, higher distribution expenses due to increased sales and lower fee income reflecting maturation of the block and the product diversification strategy.

Individual Annuities account values were $166 billion as of September 30, 2018, roughly flat from a year earlier, as market appreciation offset net outflows over the past four quarters. Individual Annuities gross sales were $2.2 billion in the current quarter, up 69% from the year-ago quarter, as customers have reacted favorably to pricing actions.

INDIVIDUAL LIFE SEGMENT ($ millions)	3Q:18	3Q:17
Adjusted operating income	$170	$150
Notable items included above:
Underwriting experience above / (below) average expectations	$65	$20
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$(5)	$0
(Higher) / lower than typical expenses	$0	$5

The Individual Life segment reported adjusted operating income of $170 million for the current quarter, compared to $150 million in the year-ago quarter. Excluding the notable items above, results decreased $15 million from the year-ago quarter primarily reflecting the effects of the annual assumption review process on expected underwriting experience.

Individual Life sales of $163 million in the current quarter were up 15% from the year-ago quarter, reflecting higher variable life and other universal life sales partially offset by lower guaranteed universal life sales.

International Insurance

International Insurance, consisting of Life Planner Operations and Gibraltar Life & Other Operations, reported adjusted operating income of $890 million for the third quarter of 2018, compared to $799 million in the year-ago quarter.

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Prudential Financial, Inc. Third Quarter 2018 Earnings Release	Page 5

LIFE PLANNER OPERATIONS ($ millions)	3Q:18	3Q:17
Adjusted operating income	$449	$373
Notable items included above:
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$5	$10
Underwriting experience above / (below) average expectations	$0	$10
(Higher) / lower than typical expenses	$0	$(40)

The Life Planner Operations reported adjusted operating income of $449 million for the current quarter, compared to $373 million in the year-ago quarter. Excluding the notable items above, results increased $51 million from the year-ago quarter reflecting business growth and the timing of expenses partially offset by lower net investment spread results driven by low interest rates in Japan.

Life Planner Operations constant dollar basis sales of $299 million in the current quarter were up 11% from the year-ago quarter, primarily reflecting higher sales of U.S. dollar-denominated products in our Japan operations.

GIBRALTAR LIFE & OTHER OPERATIONS ($ millions)	3Q:18	3Q:17
Adjusted operating income	$441	$426
Notable items included above:
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$(20)	$5
Underwriting experience above / (below) average expectations	$10	$10

The Gibraltar Life & Other Operations reported adjusted operating income of $441 million for the current quarter, compared to $426 million in the year-ago quarter. Excluding the notable items above, results increased $40 million from the year-ago quarter reflecting business growth and a higher contribution from investment spread resulting from U.S. dollar denominated product sales.

Gibraltar Life & Other Operations constant dollar basis sales of $350 million in the current quarter were down 13% from the year-ago quarter reflecting competitive pressures in the Bank Channel.

Corporate & Other Operations

Corporate & Other Operations reported a loss, on an adjusted operating income basis, of $374 million in the third quarter of 2018, compared to a loss of $310 million in the year-ago quarter.

CORPORATE & OTHER OPERATIONS ($ millions)	3Q:18	3Q:17
Adjusted operating income	$(374)	$(310)

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Prudential Financial, Inc. Third Quarter 2018 Earnings Release	Page 6

The increased loss of $64 million from the year-ago quarter reflects higher net expenses in the current quarter and lower net investment income partially offset by higher income from the qualified pension plan.

ASSETS UNDER MANAGEMENT

Assets under management amounted to $1.410 trillion at September 30, 2018, compared to $1.366 trillion a year earlier.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $1.672 billion for the third quarter of 2018, compared to $2.238 billion for the year-ago quarter.

Current quarter net income includes $177 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gains include net pre-tax gains of $230 million from general portfolio and related activities and net pre-tax gains of $182 million from products that contain embedded derivatives or guarantees and associated hedging activities. The foregoing gains were partially offset by pre-tax losses of $210 million primarily related to derivatives used for risk management including foreign currency and asset and liability duration management and other risk mitigation activities, and $25 million from impairments and sales of credit-impaired investments.

Net income for the current quarter reflects pre-tax increases of $10 million in recorded asset values and $21 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax income of $30 million from divested businesses.

Net income for the year-ago quarter included $1.164 billion of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gains include net pre-tax gains of $1.049 billion from products that contain embedded derivatives or guarantees and associated derivative portfolios that are part of a hedging program related to the risks of these products, largely driven by the impact of widening credit spreads on our risk of non-performance and favorable equity markets. The year-ago quarter also included pre-tax gains of $445 million from general portfolio and related activities. The foregoing gains were partially offset by pre-tax losses of $307 million primarily related to derivatives used in risk management activities including foreign currency and asset and liability duration management and $23 million from impairments and sales of credit-impaired investments.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES

Certain of the statements included in this release, including the full year 2018 adjusted operating income effective tax rate, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Prudential Financial, Inc.’s actual full year 2018 adjusted operating income effective tax rate may be affected by a number of factors including its earnings and the tax liabilities and benefits it incurs. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.

Consolidated adjusted operating income, adjusted book value and adjusted operating return on equity are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of

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Prudential Financial, Inc. Third Quarter 2018 Earnings Release	Page 7

credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income beginning on January 1, 2018 as a result of the adoption of ASU 2016-01.

Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses, and as of December 31, 2017 certain deferred taxes resulting from the change in the U.S. tax rate enacted with the Tax Cuts and Jobs Act. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Adjusted operating return on equity is equal to the annualized year-to-date after-tax adjusted operating income divided by the average adjusted book value. Return on equity based on GAAP balances is calculated using after-tax net income and equity.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. Adjusted return on equity is a useful measure of the operating return the Company achieves in relation to the capital available to our businesses. However, these non-GAAP measures are not substitutes for income, equity and return on equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.

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Prudential Financial, Inc. Third Quarter 2018 Earnings Release	Page 8

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, November 8, 2018, at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations website at www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations website for replay through November 23. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2 p.m. on November 8, through November 15, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 439435.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of September 30, 2018, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Burke, (973) 802-9489, laura.burke@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$1,672	$2,238	$3,232	$4,098
Income attributable to noncontrolling interests	3	3	7	11

Net income	1,675	2,241	3,239	4,109

Less: Earnings attributable to noncontrolling interests	3	3	7	11

Income attributable to Prudential Financial, Inc.	1,672	2,238	3,232	4,098

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	18	17	55	47

Income (after-tax) before equity in earnings of operating joint ventures	1,654	2,221	3,177	4,051

Less: Reconciling Items:
Realized investment gains, net, and related charges and adjustments	177	1,164	518	523
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	10	85	(586)	330
Change in experience-rated contractholder liabilities due to asset value changes	(21)	(31)	482	(188)
Divested businesses:
Closed Block Division	18	33	(22)	49
Other divested businesses	12	10	(1,586)	51
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(26)	(24)	(75)	(66)

Total reconciling items, before income taxes	170	1,237	(1,269)	699

Less: Income taxes, not applicable to adjusted operating income	(138)	339	(462)	127

Total reconciling items, after income taxes	308	898	(807)	572

After-tax adjusted operating income (1)	1,346	1,323	3,984	3,479

Income taxes, applicable to adjusted operating income	322	461	1,066	1,193

Adjusted operating income before income taxes (1)	$1,668	$1,784	$5,050	$4,672

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Earnings per share of Common Stock (diluted):

Net income attributable to Prudential Financial, Inc.	$3.90	$5.09	$7.51	$9.29
Less: Reconciling Items:
Realized investment gains, net, and related charges and adjustments	0.42	2.68	1.21	1.20
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	0.02	0.20	(1.37)	0.75
Change in experience-rated contractholder liabilities due to asset value changes	(0.05)	(0.07)	1.13	(0.43)
Divested businesses:
Closed Block Division	0.04	0.08	(0.05)	0.11
Other divested businesses	0.03	0.02	(3.71)	0.12
Difference in earnings allocated to participating unvested share-based payment awards	(0.01)	(0.03)	0.02	(0.02)

Total reconciling items, before income taxes	0.45	2.88	(2.77)	1.73
Less: Income taxes, not applicable to adjusted operating income	(0.30)	0.80	(1.04)	0.33

Total reconciling items, after income taxes	0.75	2.08	(1.73)	1.40

After-tax adjusted operating income	$3.15	$3.01	$9.24	$7.89

Weighted average number of outstanding Common shares (basic)	416.2	426.2	419.2	428.1

Weighted average number of outstanding Common shares (diluted)	424.7	435.0	427.8	437.1

Earnings calculation, per share of Common Stock:

Net income attributable to Prudential Financial, Inc.	$1,672	$2,238	$3,232	$4,098
Earnings related to interest, net of tax, on exchangeable surplus notes	5	4	16	13
Less: Earnings allocated to participating unvested share-based payment awards	19	27	37	50

Net income attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,658	$2,215	$3,211	$4,061

After-tax adjusted operating income (1)	$1,346	$1,323	$3,984	$3,479
Earnings related to interest, net of tax, on exchangeable surplus notes	5	4	16	13
Less: Earnings allocated to participating unvested share-based payment awards	15	16	45	42

After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,336	$1,311	$3,955	$3,450

Prudential Financial, Inc. Equity (as of end of period):

GAAP book value (total PFI equity) at end of period (7)	$46,725	$50,540
Less: Accumulated other comprehensive income (AOCI)	9,150	16,598

GAAP book value excluding AOCI (7)	37,575	33,942
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains/losses	(2,509)	(2,758)

Adjusted book value (7)	40,084	36,700

Number of diluted shares at end of period (2)	426.3	431.6

GAAP book value per Common share - diluted (3)(7)	110.78	116.70
GAAP book value excluding AOCI per share - diluted (4)(7)	89.32	78.64
Adjusted book value per Common share - diluted (4)(7)	95.20	85.03

Adjusted operating income before income taxes, by Segment (1):
PGIM	$230	$259	$716	$673

Total PGIM Division	230	259	716	673

Retirement	239	248	833	953
Group Insurance	59	61	196	231

Total U.S. Workplace Solutions Division	298	309	1,029	1,184

Individual Annuities	454	577	1,480	1,657
Individual Life	170	150	249	(289)

Total U.S. Individual Solutions Division	624	727	1,729	1,368

International Insurance	890	799	2,530	2,421

Total International Insurance Division	890	799	2,530	2,421

Corporate and Other operations	(374)	(310)	(954)	(974)

Adjusted operating income before income taxes	1,668	1,784	5,050	4,672

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	177	1,164	518	523
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	10	85	(586)	330
Change in experience-rated contractholder liabilities due to asset value changes	(21)	(31)	482	(188)
Divested businesses:
Closed Block Division	18	33	(22)	49
Other divested businesses	12	10	(1,586)	51
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(26)	(24)	(75)	(66)

Total reconciling items, before income taxes	170	1,237	(1,269)	699

Income before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$1,838	$3,021	$3,781	$5,371

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
PGIM Division:

PGIM Segment:
Assets managed by PGIM (in billions, as of end of period):
Institutional customers	$505.7	$478.3
Retail customers	258.3	239.9
General account	410.6	415.7

Total PGIM	$1,174.6	$1,133.9

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$19.0	$15.9	$56.2	$49.0

Net additions, other than money market	$9.3	$4.7	$14.6	$11.7

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$10.9	$11.9	$38.9	$35.7

Net additions (withdrawals), other than money market	$(0.6)	$1.3	$2.2	$2.6

U.S. Workplace Solutions Division:

Retirement Segment:

Full Service:

Deposits and sales	$8,843	$11,188	$26,477	$22,695

Net additions	$2,979	$6,056	$5,989	$5,087

Total account value at end of period	$251,272	$227,438

Institutional Investment Products:

Gross additions	$6,318	$4,764	$12,467	$11,363

Net additions (withdrawals)	$2,973	$1,212	$382	$(601)

Total account value at end of period	$195,237	$188,399

Group Insurance Annualized New Business Premiums (5):
Group life	$63	$23	$352	$265
Group disability	16	12	170	141

Total	$79	$35	$522	$406

U.S. Individual Solutions Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,241	$1,329	$6,032	$4,276

Net redemptions	$(682)	$(980)	$(2,743)	$(2,793)

Total account value at end of period	$165,962	$165,600

Individual Life Insurance Annualized New Business Premiums (5):
Term life	$55	$57	$158	$160
Guaranteed universal life	23	31	68	124
Other universal life	44	28	99	82
Variable life	41	26	105	75

Total	$163	$142	$430	$441

International Insurance Division:

International Insurance Annualized New Business Premiums (5)(6):
Actual exchange rate basis	$645	$680	$2,098	$2,341

Constant exchange rate basis	$649	$673	$2,085	$2,333

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended September 30
	2018	2017
Assets and Asset Under Management Information:

Total assets (7)	$822.7	$821.3

Assets under management (at fair market value):
PGIM Division	1,174.6	1,133.9
U.S. Workplace Solutions Division	88.7	86.9
U.S. Individual Solutions Division	117.4	116.7
International Insurance Division	29.3	28.7

Total assets under management	1,410.0	1,366.2
Client assets under administration	238.2	202.4

Total assets under management and administration	$1,648.2	$1,568.6

See footnotes on last page.

(1)

Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)

Diluted shares as of September 30, 2018 include 5.88 million shares due to the dilutive impact of conversion of exchangeable surplus notes (“ESNs”) when book value per common share (i.e., book value per common share, book value excluding AOCI per share and adjusted book value per common share) is greater than $85.00. Diluted shares as of September 30, 2017 do not include shares related to ESNs due to the antidilutive impact of conversion of ESNs when book value per common share (i.e., book value excluding AOCI per share and adjusted book value per common share) is less than $86.92.

(3)

Reflecting the dilutive impact of ESNs when book value per common share is greater than $85.00, to calculate book value per common share as of September 30, 2018, equity is increased by $500 million and diluted shares include 5.88 million shares. As of September 30, 2017, book value per common share includes a $500 million increase in equity and a 5.75 million increase in diluted shares, reflecting the dilutive impact of ESNs when book value per common share is greater than $86.92.

(4)

The exchangeable surplus notes are subject to customary antidilution adjustments and the exchange rate is accordingly revalued in the fourth quarter of each year. Reflecting the dilutive impact of ESNs when book value per common share is greater than $85.00, to calculate book value excluding AOCI per share and adjusted book value per common share as of September 30, 2018, equity is increased by $500 million and diluted shares include 5.88 million shares. As of September 30, 2017, the conversion of ESNs is antidilutive as book value excluding AOCI per share and adjusted book value per common share is less than $86.92.

(5)

Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(6)

Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 111 per U.S. dollar and Korean won 1,150 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.

(7)

In the first quarter of 2018, the Company eliminated the one-month reporting lag for balance sheet and results of operations of Gibraltar Life Insurance Company, Ltd. (“Gibraltar Life”) consolidated operations. As a result, prior period amounts include an increase resulting from the elimination of Gibraltar Life’s one-month reporting lag.